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                                                                                SHARES OF COMMON
                                                                               STOCK ISSUABLE UPON
                                                                 NUMBER OF        CONVERSION OF
                                                                 PREFERRED          PREFERRED
                        SELLING HOLDERS                          SECURITIES        SECURITIES
---------------------------------------------------------------  ---------     -------------------
Alexandra Global Investment Fund, 1 Hol........................    105,000             72,261
Allegheny Teledyne Inc. Pension Plan...........................     65,000             44,733
Argent Classic Convertible Arbitrage Fund (Bermuda) L.P........     25,000             17,205
Argent Classic Convertible Arbitrage Fund L.P..................     25,000             17,205
Arkansas PERS (1)..............................................      6,000              4,129
Bond Fund Series -- Oppenheimer Bond Fund for Growth...........    100,000             68,820
Chase Securities Inc...........................................    539,900            371,559
Cincinnati Insurance Company...................................     75,000             51,615
Daniel H. Renberg and Associates, Inc. on behalf of accounts
  managed by it................................................     15,600             10,736
Donaldson Lufkin & Jenrette Securities Corp....................     70,000             48,174
Eric Indemnity Co. Attorney in fact for Eric Insurance
  Exchange.....................................................     40,000             27,528
Fiduciary Trust Company International..........................     59,500             40,948
Forum Capital Markets LP.......................................     25,000             17,205
Franklin Investors Securities Trust -- Convertible Securities
  Fund.........................................................     10,000              6,882
Golden Rule Insurance Company..................................     59,000             40,604
Hamilton Partners Limited......................................    200,000            137,640
Hermitage Insurance Company....................................     30,000             20,646
Hughes & Sheila Potiker Family Foundation......................      5,000              3,441
ICI American Holdings Pension Trust (1)........................      2,000              1,376
JP Morgan Securities Incorporated..............................    186,050            128,040
L.A. Fire and Police Pension Plan..............................    240,000            165,168
Mark IV Industries, Inc. and Subsidiaries Master Trust.........      5,000              3,441
McMahan Securities Company, L.P................................     15,000             10,323
MFS Convertible Securities Fund -- a series of MFS Series Trust
  I............................................................         25                 17
MFS Total Return Fund, a series of MFS Series Trust V..........      8,000              5,506
Nalco Chemical Retirement (1)..................................      3,100              2,133
Oak Tree Partners, L.P.........................................    192,000            132,134
Olin Foundation................................................      6,000              4,129
Pitney Bowes Retirement Fund...................................     68,000             46,798
PRIM Board (1).................................................     10,000              6,882
Prudential Securities..........................................    222,000            152,780
Queensway International Indemnity Company......................     10,000              6,882
Reliant Trading................................................     35,410             24,369
Robertson Stephens & Co., L.L.P................................     33,000             22,711
SAIF Corporation (1)...........................................     10,000              6,882
San Diego City Retirement/Nicholas Applegate...................      8,100              5,574
SBC Warburg Inc. (1)...........................................     20,000             13,764
Shepard Investments International Ltd..........................     56,500             38,883
Shepard Trading Limited........................................     39,590             27,246
Stark International............................................     56,500             38,883
Starvest Discretionary (1).....................................      2,500              1,721
State of Delaware Retirement-Froley, Revy (1)..................      5,000              3,441
State of Oregon Equity (1).....................................     10,000              6,882
Swiss Bank Corporation London Branch (1).......................    285,000            196,137
The Common Fund................................................     25,000             17,205
UBS Securities LLC.............................................    460,400            316,847
ZENECA Holdings Pension Trust (1)..............................      2,000              1,376
          TOTALS...............................................  3,471,175          2,388,863
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---------------

(1) In addition to the securities included in the related prospectus with respect to such holders.

The date of the related Prospectus is June 26, 1997.